Exhibit 99.2

CONTINENTAL RESOURCES PROMOTES JEFF HUME TO PRESIDENT AND CHIEF OPERATING OFFICER

ENID, Okla., November 5, 2009 /PRNewswire-FirstCall/ — Continental Resources, Inc. (NYSE: CLR) has promoted Jeffrey B. Hume to President and Chief Operating Officer of the Company. He has served as COO since October 2008.

“Jeff has demonstrated excellent leadership, especially over the past 12 months as he guided us through a period of extraordinary volatility in commodity prices and positioned the Company to re-accelerate growth,” said Harold Hamm, Chairman and Chief Executive Officer. “Along with operating and cost improvements, he played a key role in maintaining the Company’s focus on capital discipline as we weathered the storm this past year.”

Today Continental announced that it is ramping up drilling activity and plans to exit 2009 with 12 operated rigs, versus the previous target of six rigs. The Company expects to have up to 23 operated drilling rigs deployed by mid-2010.

“Internally, Jeff has focused on strengthening our organization, bringing in additional operating management and preparing Continental for the next step-change in growth and value-creation,” Mr. Hamm said.

The Company noted that Mr. Hamm will continue to exercise an active operating management role as Chairman and Chief Executive Officer.

Prior to his promotion to COO, Mr. Hume served as Senior Vice President of Operations. He was previously Senior Vice President of Resource and Business Development in October 2005, Senior Vice President of Resource Development in July 2002 and served as Vice President of Drilling Operations from 1996 to 2002. He joined Continental Resources in May 1983 as Vice President of Engineering and Operations, prior to which he held various engineering positions with Sun Oil Company, Monsanto Company and FCD Oil Corporation.

Mr. Hume is a Registered Professional Engineer and member of the Society of Petroleum Engineers, Oklahoma Independent Petroleum Association and the Oklahoma and National Professional Engineering Societies. He graduated from Oklahoma State University with a Bachelor of Science degree in Petroleum Engineering Technology in 1975.

Continental Resources is a crude-oil concentrated, independent oil and natural gas exploration and production company with operations primarily in the Rocky Mountain and Mid-Continent regions of the United States. The Company focuses its operations in large new and developing plays where horizontal drilling, advanced fracture stimulation and enhanced recovery technologies provide the means to economically develop and produce oil and natural gas reserves from unconventional formations.

CONTACT: Continental Resources, Inc.

J. Warren Henry	Brian Engel
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